EXHIBIT 99

[ON logo appears here]

Everett Tackett, APR	Scott Sullinger
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	scott.sullinger@onsemi.com

ON Semiconductor Reports First Quarter 2003 Results

     PHOENIX, Ariz. – May. 1, 2003 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the first quarter of 2003 were $267 million, an increase of approximately $1 million from the fourth quarter of 2002. The company reported a net loss of $31 million in the first quarter of 2003, as compared to a net loss of $40 million in the fourth quarter of 2002. The company’s loss per share was $0.19 in the first quarter of 2003 compared to a loss per share of $0.24 in the fourth quarter of 2002. The company’s first quarter results included a $3.5 million or $0.02 per share loss on debt prepayment stemming from the issuance of $200 million in first lien notes to pay down bank debt. The company’s fourth quarter results included $17.5 million or $0.10 per share of restructuring and other charges.

     On a mix adjusted basis, average selling prices in the first quarter of 2003 were down around 5 percent quarter over quarter primarily resulting from contractual price negotiations that took place with some of the company’s customers in the fourth quarter of 2002. The price decline in the first quarter was slightly higher than previously anticipated.

     EBITDA for the first quarter of 2003 was $41 million, as compared to EBITDA for the fourth quarter of 2002 of $30 million. EBITDA for the first quarter of 2003 included $3.5 million in loss on debt prepayment, and EBITDA for the fourth quarter of 2002 included $17.5 million of restructuring and other charges. A reconciliation of this non-GAAP financial measure to the company’s net loss and net cash provided by (used in) operating activities prepared in accordance with U.S. GAAP is set out in the attached reconciliation.

     “Despite numerous market challenges in the first quarter, I’m happy to report that we were still able to grow our revenues slightly compared to the fourth quarter,” said Keith Jackson, ON Semiconductor president and CEO. “In addition, operating income was $11 million, or approximately 4 percent of revenue.”

SECOND QUARTER 2003 OUTLOOK

     “Regarding our second quarter outlook, we anticipate that total revenues will be in line with the first quarter. Backlog levels at the beginning of the second quarter of 2003 were similar to backlog levels at the beginning of the first quarter of 2003 and we continue to be in a high turns environment,” Jackson said. “We are assuming that turns levels in the second quarter will be consistent with the first quarter. We expect that our gross margins and operating margins will increase slightly as a result of our cost reduction measures. Growing EBITDA is a key corporate priority, and we expect our cost reduction measures to result in EBITDA improvement in the second quarter. We also expect a slight reduction in our cash balance during the second quarter due to modest changes in working capital.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5 p.m. Eastern time (EDT) today to discuss the first quarter results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at http://www.onsemi.com. The Web cast will be available for 30 days following the conference call.

About ON Semiconductor

     ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to second quarter 2003 revenues, gross and operating margins, EBITDA, turns, cost reductions/savings, cash, working capital and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, our transfer to the NASDAQ SmallCap Market (including impairment of the marketability and liquidity of our common stock, the impairment of our ability to raise capital and other risks associated with trading on the SmallCap), risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2002 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
UNAUDITED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Quarter Ended

	April 4,	December 31,	March 29,
	2003	2002	2002

Total revenues	$266.5	$265.7	$269.1
Cost of sales	196.2	192.4	210.9

Gross profit	70.3	73.3	58.2

Operating expenses:
Research and development	17.7	17.5	17.3
Selling and marketing	16.1	16.5	14.6
General and administrative	22.1	22.4	29.2
Amortization of intangibles	3.0	2.9	3.0
Restructuring and other	—	17.5	7.1

Total operating expenses	58.9	76.8	71.2

Operating income (loss)	11.4	(3.5)	(13.0)

Other income (expenses), net:
Interest expense	(37.6)	(37.5)	(34.7)
Equity in earnings of joint ventures	1.4	0.5	1.2
Loss on debt prepayment	(3.5)	—	—

Other income (expenses), net	(39.7)	(37.0)	(33.5)

Loss before income taxes and minority interests	(28.3)	(40.5)	(46.5)
(Provision) benefit for income taxes	(2.0)	1.2	(3.7)
Minority interests	(0.3)	(0.3)	0.2

Net loss	(30.6)	(39.6)	(50.0)
Less: Redeemable preferred stock dividends	(2.2)	(2.2)	(2.1)

Net loss applicable to common stock	$(32.8)	$(41.8)	$(52.1)

Earnings (loss) per common share:
Basic:
Net loss applicable to common stock	$(0.19)	$(0.24)	$(0.30)

Diluted:
Net loss applicable to common stock	$(0.19)	$(0.24)	$(0.30)

Weighted average common shares outstanding:
Basic	176.4	176.1	174.8

Diluted	176.4	176.1	174.8

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions)

	April 4,	December 31,
	2003	2002

	(unaudited)
Assets
Cash and cash equivalents	$189.1	$182.4
Receivables, net	129.3	121.6
Inventories, net	166.7	160.0
Other current assets	27.5	36.6
Deferred income taxes	7.6	6.4

Total current assets	520.2	507.0
Property, plant and equipment, net	431.0	454.1
Investments in and advances to joint ventures	100.7	99.3
Goodwill	77.3	77.3
Intangible assets, net	23.7	26.7
Other assets	42.8	38.7

Total assets	$1,195.7	$1,203.1

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$116.8	$77.4
Accrued expenses	85.0	99.9
Income taxes payable	14.8	11.0
Accrued interest	22.8	43.6
Deferred income on sales to distributors	68.2	70.8
Current portion of long-term debt	4.0	9.3

Total current liabilities	311.6	312.0
Long-term debt	1,413.4	1,393.9
Other long-term liabilities	45.8	42.9
Deferred income taxes	0.9	2.2

Total liabilities	1,771.7	1,751.0

Minority interests in consolidated subsidiaries	4.2	4.1

Redeemable preferred stock	112.3	110.1

Common stock	1.8	1.8
Additional paid-in capital	735.5	737.4
Accumulated other comprehensive income	(32.2)	(34.3)
Accumulated deficit	(1,397.6)	(1,367.0)

Total stockholders’ deficit	(692.5)	(662.1)

Total liabilities, minority interests, redeemable preferred stock and stockholders’ deficit	$1,195.7	$1,203.1

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(in millions)

	Quarter Ended

	April 4,	December 31,	March 29,
	2003	2002	2002

Net loss	$(30.6)	$(39.6)	$(50.0)
Plus:
Depreciation and amortization	32.0	33.2	34.0
Interest expense, net	37.6	37.5	34.7
Income tax provision (benefit)	2.0	(1.2)	3.7

EBITDA	41.0	29.9	22.4
Increase (decrease):
Interest expense, net of interest income	(37.6)	(37.5)	(34.7)
Income tax provision (benefit)	(2.0)	1.2	(3.7)
Loss on debt prepayment	3.5	—	—
Amortization of debt issuance costs and debt discount	2.2	2.4	1.6
Provision for excess inventories	4.0	(0.4)	10.7
Non-cash impairment of property, plant and equipment	—	1.0	—
Non-cash interest on junior subordinated note payable to Motorola	3.3	3.1	2.7
Undistributed earnings of unconsolidated joint ventures	(1.4)	(0.5)	(1.2)
Deferred income taxes	(2.5)	2.5	0.7
Stock compensation expense	0.1	3.2	0.3
Other	0.8	(0.1)	(0.3)
Changes in operating assets and liabilities	0.1	2.5	(22.9)

Net cash provided by (used in) operating activities	$11.5	$7.3	$(24.4)

*EBITDA represents net income (loss) before interest expense, provision for income taxes and depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by (used in) operating activities, the most directly comparable financial measure under generally accepted accounting principles.